Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085

November 10, 2010

Osteotech Reports Stockholders Approve Acquisition by Medtronic

Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, announced today that at a special meeting of stockholders held yesterday, Osteotech’s stockholders approved Medtronic, Inc.’s acquisition of Osteotech for $6.50 in cash for each share of Osteotech common stock outstanding, which per share amount is subject to decrease in certain limited circumstances described in the Agreement and Plan of Merger, dated August 16, 2010, by and among Osteotech, Inc., Medtronic, Inc., Medtronic Sofamor Danek and England Merger Corporation (the “Merger Agreement”). There were 12,909,714 shares voted (in person or by proxy) at the special meeting of stockholders representing 71% of Osteotech’s total outstanding voting shares as of the October 8, 2010 record date. Of those shares voting, 12,842,620 shares were voted in favor of adoption of the Merger Agreement and approval of the merger, representing 99% of the shares that were voted and 70% of the shares outstanding as of the record date. As of the close of business yesterday, Osteotech had not received a written demand for appraisal from any holders of shares outstanding.

The closing of the merger remains subject to certain closing conditions as specified in the Merger Agreement. Osteotech expects that the closing of the merger will take place on or about November 16, 2010, assuming satisfaction or waiver of all such conditions to closing.

About Osteotech

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, please go to Osteotech’s website at www.osteotech.com.

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology - alleviating pain, restoring health, and extending life for millions of people around the world.

Safe Harbor

This press release contains forward-looking statements, which include statements regarding the anticipated completion of the merger between Osteotech and Medtronic and the expected closing date of the merger. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or outcomes to be materially different from those anticipated in this press release including, among others, material changes in the economic environment, the tissue industry or the biologics business; the risk that the merger between Osteotech and Medtronic may not close due either to litigation filed by certain stockholders seeking to enjoin the merger or to a failure by Osteotech to satisfy certain closing conditions; and other factors relating to Osteotech and Medtronic that may impact the timing or occurrence of the closing of the merger. In addition, actual outcomes are subject to other risks and uncertainties that relate more broadly to Osteotech’s overall business, including those more fully described in Osteotech’s filings with the Securities and Exchange Commission, including its Proxy Statement dated October 8, 2010 for the Special Meeting of Stockholders held on November 9, 2010, its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010. All information in this press release is as of November 10, 2010 and Osteotech assumes no obligation to update this information or forward-looking statements.

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